EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Sunset Financial Resources, Inc. for the registration of 300,000 shares of its common stock and to the incorporation by reference therein of our report dated March 22, 2005 (except for the last paragraph of Note O, as to which the date is March 31, 2005), with respect to the consolidated financial statements and schedule of Sunset Financial Resources, Inc., included in the Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jacksonville, Florida

April 5, 2005